SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934

Date of Report (Date of earliest event report):  January 26, 2000


                  DEVON ENERGY CORPORATION
   (Exact Name of Registrant as Specified in its Charter)


             DELAWARE                   001-30176             73-1567067
(State or Other Jurisdiction of  (Commission File Number)   (IRS Employer
Incorporation or Organization)                           Identification Number)

      20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK       73102
         (Address of Principal Executive Offices)         (Zip Code)


 Registrant's telephone number, including area code:   (405) 235-3611









                     Page 1 of 12 pages

Item 5.      Other Events

Definitions

     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

          "Bcf" means billion cubic feet.
          "Boe" means equivalent barrels of oil, calculated by converting six Mcf of gas to one barrel of oil.
          "MBbls" means thousand barrels.
          "MBoe" means thousand Boe.
          "MMbbls" means million barrels.
          "Mcf" means thousand cubic feet.
          "MMcf" means million cubic feet.
          "NGLs" means natural gas liquids.
          "Oil" includes crude oil and condensate.
          "Southern Division" means the division of the company operating oil and gas properties located primarily in the onshore South Texas and Gulf Coast areas and offshore in the Gulf of Mexico.
          "Northern Division" means the division of the company operating all properties located in the United States other than those operated by the Southern Division.
          "International" means all of the company's oil and gas properties that lie outside the United States and Canada.

Year End 1999 Reserve Quantities

     Following are summaries of the changes in the net quantities of Devon's crude oil, natural gas and NGLs proved reserves for 1999.

                                            Consolidated
                                  Oil      Gas         NGLs    Total
                                (MBbls)   (MMcf)     (MBbls)   (MBoe)

As of December 31, 1998:

   Proved developed             73,846  1,052,647     15,081   264,368
   Proved undeveloped            9,611    146,247        998    34,984

   Total proved                 83,457  1,198,894     16,079   299,352

Production                     (15,416)  (198,457)    (4,022)  (52,514)
Discoveries and extensions       1,309    136,957      2,042    26,177
Divestitures                    (4,372)   (53,456)      (142)  (13,423)
Acquisitions                   235,512    821,547     32,795   405,232
Revisions                        3,427     (8,958)     3,065     4,999

   Net increase                220,460    697,633     33,738   370,470

As of December 31, 1999:

   Proved developed            171,249  1,751,385     47,502   510,649
   Proved undeveloped          132,668    145,142      2,315   159,173

   Total proved                303,917  1,896,527     49,817   669,822

                                         Northern Division
                                 Oil      Gas          NGLs    Total
                               (MBbls)   (MMcf)      (MBbls)   (MBoe)

As of December 31, 1998:
   Proved developed            40,542    464,046     10,575    128,458
   Proved undeveloped           3,820    127,923        917     26,058

   Total proved                44,362    591,969     11,492    154,516

Production                     (7,083)   (85,665)    (2,766)   (24,127)
Discoveries and extensions        935     81,470      1,563     16,076
Divestitures                       (8)    (7,648)        (4)    (1,287)
Acquisitions                    74,494   453,764     27,002    177,123
Revisions                        6,291    30,600      3,335     14,726

   Net increase                 74,629   472,521     29,130    182,513

As of December 31, 1999:
   Proved developed            104,554   960,753     38,739    303,419
   Proved undeveloped           14,437   103,737      1,882     33,609

   Total proved                118,991 1,064,490     40,622    337,028

                                         Souhern Division
                                  Oil      Gas       NGLs       Total
                                (MBbls)   (MMcf)    (MBbls)     (MBoe)

As of December 31, 1998:
   Proved developed                 89     5,018          2        927
   Proved undeveloped                -         -          -          -

   Total proved                     89     5,018          2        927

Production                      (2,708)  (39,231)      (556)    (9,803)
Discoveries and extensions         155     2,789         31        651
Divestitures                    (2,481)     (136)         -     (2,504)
Acquisitions                    31,514   349,670      5,707     95,499
Revisions                          (36)    1,486         (2)       210

   Net increase                 26,444   314,578      5,180     84,054

As of December 31, 1999:
   Proved developed             23,613   285,378      4,898     76,074
   Proved undeveloped            2,920    34,218        285      8,908

   Total proved                 26,533   319,596      5,182     84,981

                                               Canada
                                  Oil      Gas        NGLs     Total
                                (MBbls)   (MMcf)     (MBbls)   (MBoe)

As of December 31, 1998:
   Proved developed             33,215   583,583      4,504    134,983
   Proved undeveloped            5,791    18,324         81      8,926

   Total proved                 39,006   601,907      4,585    143,909

Production                      (5,178)  (73,561)      (700)   (18,138)
Discoveries and extensions         219    52,698        448      9,450
Divestitures                    (1,883)  (45,672)      (138)    (9,633)
Acquisitions                     2,796    11,890         86      4,864
Revisions                       (2,828)  (41,044)      (268)    (9,937)

   Net increase                 (6,874)  (95,689)      (572)   (23,394)

As of December 31, 1999:
   Proved developed             29,268   501,376      3,865    116,696
   Proved undeveloped            2,864     4,842        148      3,819

   Total proved                 32,132   506,218      4,013    120,515

                                           International
                                 Oil       Gas       NGLs        Total
                               (MBbls)    (MMcf)    (MBbls)      (MBoe)

As of December 31, 1998:
   Proved developed                 -          -         -            -
   Proved undeveloped               -          -         -            -

   Total proved                     -          -         -            -

Production                       (447)         -         -         (447)
Discoveries and extensions          -          -         -            -
Divestitures                        -          -         -            -
Acquisitions                  126,708      6,223         -      127,745
Revisions                           -          -         -            -

   Net increase               126,261      6,223         -      127,298

As of December 31, 1999:
   Proved developed            13,814      3,878         -       14,460
   Proved undeveloped         112,447      2,345         -      112,838

   Total proved               126,261      6,223         -      127,298

2000 Estimates

     The forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the December 31, 1999 reserve reports of independent petroleum engineers and other data in Devon's possession or available from third parties. Devon cautions that its future oil, gas and NGLs production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Devon's foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and
Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions.
Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond
Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGLs prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of oil, gas and NGLs. Over 97% of Devon's revenues are attributable to sales of these three commodities. Consequently, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability.

     Certain of Devon's individual oil and gas properties, such as the Northeast Blanco Unit in the San Juan Basin, are of a size such that significant declines in production at these properties could have a material impact on the overall financial results.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs for 2000 will be substantially similar to those of 1999, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 2000 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S. dollars using the year-end 1999 exchange rate of $0.6929 U.S. dollar to $1.00 Canadian dollar. The actual 2000 exchange rate may vary materially from the year-end 1999 rate used. Such variations could have a material effect on the following Canadian estimates.

Year 2000 Potential Operating Items

     Oil Production Devon expects its oil production in 2000 to total between 21.1 million barrels and 23.9 million barrels. Northern Division production is expected to be between 9.8 million barrels and 11.1 million barrels, Southern Division production is expected to be between 5.7 million barrels and 6.5 million barrels, Canadian production is expected to be between 4.3 million barrels and 4.9 million barrels, and International production is expected to be between 1.3 million barrels and 1.4 million barrels.

     Oil Prices Devon expects its 2000 net oil prices per barrel will average from $1.50 to $2.40 above West Texas Intermediate ("WTI") posted prices for its Northern Division production and $0.10 to $0.95 above WTI posted prices for its Southern Division production.

     Devon expects to receive a price from $1.25 and $2.25 below WTI posted prices for its Canadian production. This expected range includes an estimated $0.30 per barrel decrease resulting from foreign currency hedges. These hedges, in which Devon will sell $30 million in 2000 at an average Canadian-to-U.S. exchange rate of $0.726 and buy the same amount of dollars at the floating exchange rate, offset a portion of the exposure to currency fluctuations on those Canadian oil sales that are based on U.S. prices. The $0.30 per barrel decrease is based on the assumption that the year-end 1999 Canadian-to-U.S. conversion rate of $0.6929 remains constant during 2000.

     Almost 90% of expected International oil production in 2000 is in Venezuela. Due to the terms of the controlling production sharing contract, the net price Devon records for its Venezuelan oil production is substantially less than WTI posted prices.

     Gas Production Devon expects its 2000 gas production to total between 269 Bcf and 306 Bcf. It is expected that Northern Division production will be between 115 Bcf and 130 Bcf, and Southern Division production will be between 93 Bcf and 106 Bcf. Canadian production is expected to be between 61 Bcf and 70 Bcf. No significant gas production is expected in 2000 from Devon's International properties.

     Gas Prices - Fixed Through various fixed price contracts or hedging instruments, Devon has fixed the price it will receive in 2000 on a portion of its natural gas production. The Northern Division has fixed volumes of 9.5
Bcf at $1.97 per Mcf, which is a modest amount of total expected Northern Division production. Devon's Canadian operation has fixed volumes of 25.6 Bcf at $1.44 per Mcf, which is a more significant amount of total expected
Canadian production.

     Gas Prices - Floating For the gas production for which prices have not been fixed, Devon's Northern Division production is expected to average from $0.25 less than Texas Gulf Coast spot averages ("TGC") to $0.05 more than TGC, Southern Division production is expected to average from an amount equal to TGC to $0.30 more than TGC and Canadian production is expected to average from $0.40 to $0.80 less than the New York Mercantile Exchange price ("NYMEX").

     NGLs Production Devon expects its 2000 production of NGLs to total between 6.6 million barrels and 7.6 million barrels. Between 4.7 million barrels and 5.4 million barrels are expected to be produced in the Northern Division, between 1.5 million barrels and 1.7 million barrels are expected to be produced in the Southern Division, and between 0.4 million barrels and 0.5 million barrels are expected to be produced in Canada. No significant NGLs production is expected in 2000 from Devon's International properties.

     Other Revenues Devon's other revenues in 2000 are expected to be between $29 million and $33 million.
Approximately $18.5 million of 2000's expected other revenues is from dividends on Devon's investment of 7.1 million shares of Chevron Corporation common stock.

     Production and Operating Expenses Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions to or deletions from Devon's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the properties and the amount of repair and workover activity required.

     Oil, gas and NGLs prices will have a direct effect on production taxes to be incurred in 2000. Future prices also could have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, gas and NGLs prices, increase the uncertainty inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that year 2000 total production and operating costs will be between $288 million and $318 million.

     Depreciation, Depletion and Amortization ("DD&A") The 2000 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that could be added from drilling or acquisition efforts in 2000 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1999 reserve estimates that, based on prior experience, are likely to be made during 2000.

     As of the current date, Devon has not finalized its 1999 results. Therefore, the actual oil and gas property DD&A rate as of January 1, 2000, is not available. However, such rate is expected to be between $5.30 per Boe and $5.50 per Boe. Assuming a full year 2000 oil and gas property DD&A rate of between $5.25 per Boe and $6.00 per Boe, Devon expects that its consolidated oil and gas property DD&A expense in 2000 will be between $400 million and $460 million.

     In addition to its oil and gas property DD&A expense, Devon also expects to record goodwill amortization in 2000 of between $37 million and $41 million. The goodwill was recorded in connection with the PennzEnergy merger. Additionally, Devon expects its 2000 DD&A expense related to non-oil and gas property fixed assets to total between $27 million and $29 million.

     General and Administrative Expenses ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 2000 is expected to be between $48 million and $53 million.

     Interest Expense Future interest rates and oil, natural gas and NGLs prices have a significant effect on Devon's interest expense. Approximately $1.2 billion of Devon's January 21, 2000, long-term debt balance of $1.7 billion bears interest at fixed rates. Such fixed rates remove the uncertainty of future interest rates from some, but not all, of Devon's long-term debt. Also, Devon can only marginally influence the prices, and the resulting cash flow, it will receive in 2000 from sales of oil, gas and NGLs. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon's control. Given the uncertainty of future interest rates and commodity prices, Devon estimates that the consolidated interest expense in 2000 will be between $103 million and $114 million.

     Deferred Effect of Changes in Foreign Currency Exchange Rate on Subsidiary's Long-term Debt Devon's Canadian subsidiary Northstar Energy Corporation had $225 million of U.S. dollar denominated debt that gave rise to this item in prior periods. This debt was retired in January, 2000. Therefore, there will be no significant deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt recognized in 2000.

     Reduction of Carrying Value of Oil and Gas Properties
As of December 31, 1999, the full cost ceiling exceeded Devon's carrying value of oil and gas properties, less deferred income taxes. However, such excess could easily be eliminated by declines in oil and/or gas prices between year-end 1999 and the end of any quarter during 2000. The result would be a 2000 reduction of the carrying value of oil and gas properties.

     Income Taxes Devon expects its consolidated financial income tax rate in 2000 to be between 48% and 57%. These rates are the combined current and deferred tax rates.
There are certain items that will have a fixed impact on 2000's income tax expense regardless of the level of pre-tax earnings that are produced. These items include Section 29 tax credits in the U.S., which reduce income taxes based on production levels of certain properties and are not necessarily affected by pre-tax financial earnings. The amount of Section 29 tax credits expected to be used to offset financial income tax expense in 2000 is approximately $4 million. Also, Devon's Canadian subsidiaries are subject to Canada's "large corporation tax" of approximately $2 million which is based on total capitalization levels, not pre-tax earnings. The financial income tax in 2000 will also be increased by approximately $16 million due to the financial amortization of certain costs, such as goodwill amortization, that are not deductible for income tax purposes. Significant changes in estimated production levels of oil, gas and NGLs, the prices of such products, or any of the various expense items could materially alter the effect of the aforementioned items on 2000's financial income tax rates.

     Based on its current expectations of 2000 taxable income, Devon anticipates its current portion of 2000 income taxes will be $36 million to $40 million. However, unanticipated revenue and/or expense fluctuations could easily make these tax estimates inaccurate.

     Property Acquisitions and Divestitures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget," nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     During 2000, Devon contemplates the disposition of certain oil and gas properties (the "Disposition Properties"). The Disposition Properties are predominantly properties that are either outside of Devon's core-operating areas or otherwise do not fit Devon's current strategic objectives. Most, but not all, of such properties were acquired in the August 1999, merger with PennzEnergy Company. The Disposition Properties are located in the U.S., Canada and other International areas. At this time, Devon is in the early stages of the disposition process, and it is impossible to identify when, or if, the dispositions will occur.

     The estimates of Devon's 2000 results set forth above include the full-year results from the Disposition
Properties without any effect given to their potential disposition. The actual effect the dispositions will have on Devon's overall estimates will depend upon the actual timing of the dispositions. The estimated full-year results from the Disposition Properties that are included in the overall 2000 estimates above include oil production of between 4.1 million barrels and 4.6 million barrels, gas production of between 2.1 Bcf and 2.3 Bcf, NGLs production of between 0.9 million barrels and 1.0 million barrels and production and operating expenses of between $37.8 million and $41.8 million.

     Because Devon is in the early stages of the disposition process, it is difficult to accurately predict the amount of proceeds to be generated from the property dispositions. However, the dispositions are expected to increase Devon's oil and gas property depreciation, depletion and amortization rate by $0.35 per Boe to $0.45 per Boe after all dispositions are completed.

Capital Sources, Uses and Liquidity

     Capital Expenditures Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGLs prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2000 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

     Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     The company expects its capital expenditures for the year 2000 will be materially higher than those for 1999. For 1999 the company's capital expenditures for drilling and development efforts will have been between $220 million and $250 million. However, for the year 2000, the company expects capital expenditures for drilling and development efforts to total between $480 million and $510 million. These amounts include between $110 million and $130 million for drilling and facilities costs related to reserves classified as proved as of year-end 1999. In addition, these amounts include between $240 million and $260 million for other low risk/reward projects and between $120 million and $130 million for new, higher risk/reward projects. The following table shows expected drilling and facilities expenditures by major operating division.

    Drilling and Production Facilities Expenditures ($ in millions)
                               Northern  Southern              Inter-
                               Division  Division    Canada    national

Related to Proved Reserves     $60-$70   $30-$35     $5-$10    $8-$12
Lower Risk/Reward Projects    $100-$110  $65-$75    $70-$80      ---
Higher Risk/Reward Projects    $15-$20   $45-$50    $30-$35    $22-$28
Total                         $175-$200 $140-$160  $105-$125   $30-$40

     In addition to the above expenditures for drilling and development, Devon is participating through a joint venture in the construction of gas gathering and processing systems in the Powder River Basin of Wyoming. Devon expects to spend from $10 million to $20 million as its share of the project in 2000. Devon also expects to capitalize between $25 million and $35 million of G&A expenses in accordance with the full cost method of accounting. Also, Devon expects to spend from $10 million to $20 million for plugging and abandonment costs on some of its oil and gas properties.

     Other Cash Uses Devon's management expects the policy of paying a quarterly dividend to continue. With the current $0.05 per share quarterly dividend rate and 86.1 million shares of common stock outstanding, 2000 dividends are expected to approximate $17 million.

     Capital Resources and Liquidity Devon's estimated 2000 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon's credit facilities. The amount of operating cash flow to be generated during 2000 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2000. As of January 21, 2000, Devon had $337 million available under its $750 million credit facilities. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.


                         SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              DEVON ENERGY CORPORATION



                              By:  /s/ Danny J. Heatly
                                   Vice President - Accounting


Date:     January 26, 2000